Exhibit 99.1

AVEO and Biodesix Partner to Co-Develop and Commercialize

Ficlatuzumab with a Companion Diagnostic for Treatment of NSCLC

Biodesix to Fund Proof of Concept Study

CAMBRIDGE, Mass. and BOULDER, Colo. — April 10, 2014 — AVEO Oncology (NASDAQ: AVEO) and Biodesix, Inc. today announced that they have entered into a worldwide agreement to develop and commercialize AVEO’s hepatocyte growth factor (HGF) inhibitory antibody ficlatuzumab, with a Biodesix® companion diagnostic test. This agreement and the clinical development program will leverage VeriStrat®, a serum protein test that is commercially available to help physicians guide treatment decisions for patients with advanced non-small cell lung cancer (NSCLC). VeriStrat will be used as the selection assay to identify NSCLC patients most likely to benefit from ficlatuzumab.

An exploratory analysis from AVEO’s Phase 2 study in first-line NSCLC suggested that VeriStrat was prognostic for outcome in the epidermal growth factor receptor (EGFR) tyrosine-kinase inhibitor (TKI)-treated patients and predicted differential treatment benefit for the combination of ficlatuzumab plus TKI over TKI alone. The predictive effect was observed in both progression-free survival and overall survival endpoints.

Under the terms of the agreement, AVEO will conduct a proof of concept study of ficlatuzumab in combination with erlotinib in advanced NSCLC patients selected using the VeriStrat test. Biodesix will fund up to $15 million of the cost of the study. The companies expect to initiate this clinical study later this year. Any additional development, regulatory and commercial costs for ficlatuzumab beyond the proof of concept study will be shared equally as will any potential profits. Subject to regulatory approval, AVEO will lead worldwide commercialization of ficlatuzumab. Biodesix will be responsible for all development, including FDA engagement activities, sales and marketing costs for VeriStrat, and will retain total revenues for sales of VeriStrat.

“We are pleased to initiate this collaboration with AVEO,” said David Brunel, chief executive officer of Biodesix. “Ficlatuzumab is targeting an oncogenic pathway that we believe may be important in certain patient subsets. By leveraging our multiplexed platform and advanced analytics, we hope to identify those patients who gain substantial benefit from ficlatuzumab. We believe our initial work with AVEO is very encouraging.”

“This agreement accomplishes a key strategic objective of advancing our pipeline assets through external collaborations and funding,” stated Tuan Ha-Ngoc, president and chief executive officer of AVEO. “The exploratory analysis suggests that Biodesix’ novel diagnostic test may help define patient populations that can benefit from treatment with ficlatuzumab. We believe this type of innovative partnership between a therapeutic and a molecular diagnostic company is important to advancing personalized medicine.”

About Ficlatuzumab

Ficlatuzumab is a humanized IgG1k antibody that binds to the HGF ligand with high affinity and specificity to inhibit the biological activities of the HGF/c-Met pathway. Studies have demonstrated that ficlatuzumab is well tolerated as a single agent as well as in combination with EGFR TKIs.

About the HGF/c-Met Pathway

HGF is the sole ligand that binds to and activates a receptor called c-Met. Activation of the HGF/c-Met pathway is believed to be important in normal processes in embryonic development and wound healing, but its dysregulation is believed to play a role in cancer development, metastasis and drug resistance. HGF/c-Met has also been shown to be one of the most potent drivers of tumor growth in AVEO’s Human Response Platform™.

HGF/c-Met over-expression is observed in many solid tumors including breast, colorectal, gastric, head and neck, lung and prostate, as well as hematologic malignancies. Additionally, c-Met and EGFR are frequently co-amplified and co-expressed in a variety of tumor types; HGF/c-Met pathway up-regulation can render resistance to EGFR-targeted therapies, and vice-versa. HGF has also been shown to be one of the most potent growth factors that can drive resistance to a panel of anti-cancer therapies.

About VeriStrat

VeriStrat is a multivariate, blood-based, protein test currently available to help physicians guide treatment decisions for patients with advanced non-small cell lung cancer. The test identifies patients who are likely to have good or poor outcomes after treatment with either epidermal growth factor receptor tyrosine kinase inhibitor (EGFR-TKI) therapy such as erlotinib or with chemotherapy. VeriStrat is based on Biodesix’ proprietary proteomics platform which enables the discovery of multivariate classifiers that characterize a patient’s condition or likely outcome in response to therapy. www.VeriStratSupport.com

About AVEO

AVEO Oncology (NASDAQ: AVEO) is a biopharmaceutical company committed to discovering and developing targeted therapies designed to provide substantial impact in the lives of people with cancer by addressing unmet medical needs. AVEO’s proprietary Human Response PlatformTM provides the company unique insights into cancer and related disease biology and is being leveraged in the discovery and clinical development of its therapeutic candidates. For more information, please visit the company’s website at www.aveooncology.com.

About Biodesix

Biodesix is a molecular diagnostics company advancing the development of innovative products for personalizing medicine. The company provides physicians with diagnostic tests for earlier disease detection, more accurate diagnosis, disease monitoring and better therapeutic guidance, which may lead to improved patient outcomes. Biodesix discovers, develops and commercializes multivariate protein diagnostics based on their proprietary mass spectrometry-based discovery platform. In addition to developing novel diagnostics independently, the company also partners with biotechnology and pharmaceutical companies to develop companion diagnostics to improve utility of therapeutic agents. For more information about Biodesix, please visit www.Biodesix.com.

Forward-Looking Statements

Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about AVEO’s plans to initiate a proof of concept study of ficlatuzumab, the ability of VeriStrat to identify patients who may gain benefit from ficlatuzumab, and the advancement of AVEO’s pipeline assets, including ficlatuzumab. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to execute on its business plan and re-align its resources behind key development opportunities; AVEO’s ability to successfully enroll and complete clinical trials and preclinical studies of its product candidates; AVEO’s ability to demonstrate to the satisfaction of the FDA, or equivalent foreign regulatory agencies, the safety, efficacy and clinically meaningful benefit of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; adverse general economic and industry conditions; competitive factors; AVEO’s ability to maintain its strategic partnerships and relationships, such as the collaboration with Biodesix described in this press release; and those risks discussed in the section titled “Risk Factors” included in AVEO’s most recent Annual Report on Form 10-K and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

AVEO Contacts

AVEO Investor Relations:

(617) 299-5810

Media: Dan Budwick, Pure Communications

(973) 271-6085

Biodesix Contacts

Kena Hudson or Kelly Quigley

(510) 908-0966

Biodesix@Chempetitive.com